Household International
Reports Record First Quarter Results

- Earnings Per Share Up 20%, to $.78
- Net Income Up 16%, to $373 Million
- Receivables Up 17% Over First Quarter of `99
- Revenues Up 21% Over First Quarter of `99


Prospect Heights, IL, April 19, 2000 -- Household International (NYSE: HI) today reported that earnings per share rose 20 percent to a first quarter record of $.78, from $.65 a year ago. Net income increased to $372.9 million, up 16 percent from $320.8 million in the first quarter of 1999. Cash earnings for the quarter totaled $415 million.

William F. Aldinger, Household's chairman and chief executive officer, said, "This was the strongest first quarter in our company's history, with all of our businesses performing well. Revenue and receivable growth were strong, and credit quality continued to improve. To build upon the momentum that is evident in these results, we increased our investment in marketing programs and e-commerce initiatives."

During the quarter, the company took a number of important steps to further strengthen its franchise. In February, Household completed the acquisition of Renaissance Holdings, Inc., its partner in developing and implementing its non-prime bankcard strategy. And in March, the company acquired over $2 billion in home equity receivables, 97 branch offices and 900 employees from the consumer finance subsidiary of Bank One Corporation. This acquisition expands the company's consumer finance branch distribution and adds many talented and experienced sales personnel. Both acquisitions complement Household's core strengths and will enhance organic growth.

Household and General Motors announced in late March the launch of the New GM Card, which provides many valuable new features to cardholders. The company is excited about the prospect of renewed credit card growth from this program.

"The year is off to a great start," Aldinger concluded. "We are seeing a continuation of the very positive business trends that emerged in the second half of 1999. We remain comfortable with our receivable, revenue and earnings per share growth targets for 2000."

                                   (more)

Specific highlights of the quarter include:

- Receivables increased 17 percent, or over $11 billion, compared to a year ago.
- Revenues grew 21 percent compared to the year-ago quarter, driven by significant receivables growth, an expanded net interest margin and higher fee income.
- Marketing expenses increased 50 percent from the first quarter of 1999, which positions the company for improved growth over future quarters. The higher level of spending on marketing as well as e-commerce initiatives contributed to the overall increase of 23 percent in operating expenses.
- The company's tax refund anticipation loan business enjoyed a successful tax season, contributing $.12 to first quarter 2000 earnings compared to $.10 in the year-ago quarter.
- The chargeoff ratio improved compared to a year ago and was stable with the fourth quarter of 1999. Delinquency ratios were down dramatically from both the prior year and prior quarter. Dollars of delinquency remained flat in the quarter.
- The company's return on managed assets expanded to 1.82 percent from
  1.75 percent a year ago and return on equity improved to 22.0 percent.

Receivable Growth
Led by strong home equity loan growth, the company's managed portfolio grew 17 percent, with all core products contributing to the year-over-year increase. Average receivables grew 13 percent over the prior-year level.

Revenues
Revenues increased over $373 million, or 21 percent, from a year ago. Household's managed net interest margin equaled 8.31 percent, compared to
8.29 percent in the fourth quarter of 1999 and up from 7.96 percent a year ago. The year-over-year increase reflected stronger pricing in the company's consumer finance and credit card portfolios, partially offset by higher cost of funds.

Managed fee income increased 24 percent compared to the first quarter of 1999, principally reflecting higher levels of credit card interchange and other fees. Higher net revenues from the company's income tax refund anticipation loan business drove a 22 percent increase in other income from the first quarter of 1999.

Credit Quality and Loss Reserves
At March 31, the managed delinquency ratio (60+days) declined to 4.43 percent, from 4.66 percent at December 31 and 4.81 percent a year ago. Dollars of delinquency were flat with year-end 1999. The annualized managed net chargeoff ratio for the first quarter was 4.00 percent compared to 3.96 percent in the prior quarter and improved 37 basis points from the year-ago quarter.

Credit loss reserves totaled $2.9 billion at March 31. The ratio of reserves-to-managed receivables was 3.79 percent at March 31, compared to 3.72 percent at the end of 1999 and 3.96 percent a year ago. Reserves-to-nonperforming loans were 105.9 percent at March 31.

The company's risk adjusted revenue ratio expanded to 7.82 percent from
7.57 percent in the prior quarter and 7.15 percent a year ago.

                                (more)

Operating Expenses
Operating expenses increased 23 percent from a year ago, as the company increased its marketing and e-commerce initiatives. Compensation costs rose as a result of the company expanding its sales force in the HFC and Beneficial branch network and higher levels of sales incentives. Costs related to Renaissance also contributed to the increase in operating expenses. The efficiency ratio was 36.2 percent for the first quarter of 2000.

Share Repurchase Program
In connection with its $2 billion share repurchase program, announced on March 9, 1999, the company bought back 700 thousand shares in the first quarter, totaling $24.3 million. During the first quarter the company entered into agreements with third parties to purchase, on a forward basis, approximately 4.3 million shares of our common stock at a weighted average price of $33.60 per share.

In early April, Household filed a registration statement with the SEC to issue $300 million of trust preferred stock, which the company intends to issue in the second quarter.

Household International, through its subsidiaries, is a leading provider of consumer finance, credit card, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household operates under the two oldest and most recognized names in consumer finance - HFC and Beneficial. Household is also one of the nation's largest issuers of private-label and general purpose credit cards, including the GM Card and the AFL-CIO's Union Privilege card.
For more information, visit the company's web site at http://www.household.com.

This press release contains certain estimates and projections that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed in Household International's Annual Report on Form 10-K, filed with the SEC.

                        #      #      #


CONTACT:
Craig A. Streem, Vice President -- Investor Relations, 847-564-6053, or Celeste M. Murphy, Director -- Investor Relations, 847-564-7568, both of Household International

Quarterly Financial Supplement

March 31, 2000 - Quarterly Highlights
-------------------------------------------------------------------------------------------------------------------
Summary Managed Income Statement                                   Three Months Ended           % Change from Prior
                                                             ------------------------------     -------------------
($ millions)                                                 03/31/00   12/31/99   03/31/99           Qtr.     Year
-------------------------------------------------------------------------------------------------------------------
Managed-basis net interest margin <F1>                       $1,525.5   $1,470.0   $1,295.1           3.8%     17.8%
Managed-basis other revenues <F1>                               639.7      560.6      496.8          14.1      28.8
Managed-basis provision for credit losses <F1>                  816.2      738.1      671.5          10.6      21.5
Operating expenses                                              783.5      634.7      638.3          23.4      22.7
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      565.5      657.8      482.1         (14.0)     17.3
Income taxes                                                    192.6      219.0      161.3         (12.1)     19.4
-------------------------------------------------------------------------------------------------------------------
Net Income                                                   $  372.9   $  438.8   $  320.8         (15.0)     16.2
===================================================================================================================

Common Stock Data
-------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                              $    .79   $    .93   $    .66         (15.1)%    19.7%
Diluted earnings per common share                                 .78        .92        .65         (15.2)     20.0
-------------------------------------------------------------------------------------------------------------------
Average common shares (millions)                                470.5      468.7      484.7            .4      (2.9)
Average common and equivalent shares (millions)                 474.0      472.7      490.1            .3      (3.3)
-------------------------------------------------------------------------------------------------------------------
Common stock price
     High                                                    $  39.19   $  48.00   $  46.69         (18.4)    (16.1)
     Low                                                        29.50      35.81      38.69         (17.6)    (23.8)
     Period end                                                 37.31      37.25      45.63            .2     (18.2)
-------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                          $    .17   $    .17   $    .17             -         -
Book value per common share                                     14.78      13.79      12.92           7.2      14.4
===================================================================================================================

Key Ratios
-------------------------------------------------------------------------------------------------------------------
Return on average common shareholders' equity                    22.0%      27.5%      20.3%        (20.0)%     8.4%
Return on average owned assets                                   2.37       2.96       2.38         (19.9)      (.4)
Return on average managed assets                                 1.82       2.25       1.75         (19.1)      4.0
Managed efficiency ratio, normalized                             36.2       31.3       35.6          15.7       1.7
Managed net interest margin                                      8.31       8.29       7.96            .2       4.4
Total shareholders' equity as a percent of managed assets        8.94       8.72       9.30           2.5      (3.9)
Tangible equity to tangible managed assets                       6.94       6.96       7.17           (.3)     (3.2)
===================================================================================================================

<F1> To aid analysis, net interest margin, other revenues, and provision for credit losses are presented on a pro forma basis as if receivables securitized and sold with limited recourse were held in the portfolio.  Policyholders' benefits have been netted against other revenues.

Consolidated Statements of Income - Owned Basis

Three Months
-----------------------------------------------------------------------------------
                                                                           % Change
                                        Three Months Ended               from Prior
                                   ----------------------------      --------------
($ millions)                       03/31/00  12/31/99  03/31/99      Qtr.      Year
-----------------------------------------------------------------------------------
Finance income                     $1,916.0  $1,773.2  $1,498.6       8.1%     27.9%
Other interest income                   8.9       8.1       9.9       9.9     (10.1)
Interest expense                      821.7     762.8     648.9       7.7      26.6
-----------------------------------------------------------------------------------
Net interest margin                 1,103.2   1,018.5     859.6       8.3      28.3
Provision for credit losses
  on owned receivables                522.1     453.2     417.8      15.2      25.0
-----------------------------------------------------------------------------------
Net interest margin after
  provision for credit losses         581.1     565.3     441.8       2.8      31.5
-----------------------------------------------------------------------------------
Securitization income                 346.4     398.2     324.9     (13.0)      6.6
Insurance revenues                    135.0     129.2     142.2       4.5      (5.1)
Investment income                      40.8      40.8      41.2         -      (1.0)
Fee income                            179.3     174.3     129.7       2.9      38.2
Other income                          133.3      43.8     109.2       100+     22.1
-----------------------------------------------------------------------------------
Total other revenues                  834.8     786.3     747.2       6.2      11.7
-----------------------------------------------------------------------------------
Salaries and fringe benefits          344.9     307.2     284.1      12.3      21.4
Occupancy and equipment expense        75.5      70.9      66.8       6.5      13.0
Other marketing expenses              133.1     106.0      88.5      25.6      50.4
Other servicing and
  administrative expenses             186.8     114.5     162.6      63.1      14.9
Amortization of acquired
  intangibles and goodwill             43.2      36.1      36.3      19.7      19.0
Policyholders' benefits                66.9      59.1      68.6      13.2      (2.5)
-----------------------------------------------------------------------------------
Total costs and expenses              850.4     693.8     706.9      22.6      20.3
-----------------------------------------------------------------------------------
Income before income taxes            565.5     657.8     482.1      (14.0)    17.3
Income taxes                          192.6     219.0     161.3      (12.1)    19.4
-----------------------------------------------------------------------------------
Net income                            372.9     438.8     320.8     (15.0)     16.2
-----------------------------------------------------------------------------------
Preferred dividends                    (2.3)     (2.3)     (2.3)        -         -
-----------------------------------------------------------------------------------
Earnings available to common
  shareholders                     $  370.6  $  436.5  $  318.5     (15.1)%    16.4%
===================================================================================
Effective tax rate                     34.1%     33.3%     33.5%      2.4%      1.8%
-----------------------------------------------------------------------------------

Balance Sheet Data
------------------------------------------------------------------------------------
($ millions)                                      03/31/00     12/31/99     03/31/99
------------------------------------------------------------------------------------
Owned assets                                     $64,991.4    $60,749.4    $53,875.7
Managed assets                                    84,248.7     80,188.3     72,796.8
Managed receivables                               74,447.3     71,728.3     64,324.2
Debt                                              54,040.5     50,645.1     43,488.1
Trust originated preferred securities                375.0        375.0        375.0
Preferred stock                                      164.4        164.4        164.4
Common shareholders' equity                        6,989.3      6,450.9      6,227.6
Total shareholders' equity as a percent
  of managed assets                                   8.94%        8.72%        9.30%
====================================================================================

Consolidated Statements of Income - Managed Basis

Securitizations and sales of consumer receivables are a source of liquidity for us. We continue to service the securitized receivables after such receivables are sold and we retain a limited recourse obligation. Securitizations impact the classification of revenues and expenses in the statement of operations. When reporting on a managed basis, net interest margin, provision for credit losses, fee income, and securitization related income related to receivables sold are reclassified from securitization income into the appropriate caption.


Three Months
-----------------------------------------------------------------------------------------------------------------------
                                                                                                               % Change
                                                        Three months ended                                   from Prior
                                      -----------------------------------------------------------------    ------------
($ millions)                          03/31/00     <F1>       12/31/99     <F1>      03/31/99     <F1>     Qtr.    Year
-----------------------------------------------------------------------------------------------------------------------
Finance and other interest income    $ 2,645.7    14.41%     $ 2,525.1    14.23%    $ 2,209.3    13.58%    4.8%    19.8%
Interest expense                       1,120.2     6.10        1,055.1     5.94         914.2     5.62     6.2     22.5
-----------------------------------------------------------------------------------------------------------------------
Net interest margin                    1,525.5     8.31%       1,470.0     8.29%      1,295.1     7.96%    3.8     17.8
Provision for credit losses              816.2                   738.1                  671.5             10.6     21.5
-----------------------------------------------------------------------------------------------------------------------
Net interest margin after
  provision for credit losses            709.3                   731.9                  623.6             (3.1)    13.7
-----------------------------------------------------------------------------------------------------------------------
Insurance revenues                       135.0                   129.2                  142.2              4.5     (5.1)
Investment income                         40.8                    40.8                   41.2                -     (1.0)
Fee income                               332.8                   344.4                  268.4             (3.4)    24.0
Securitization related income             64.7                    61.5                    4.4              5.2      100+
Other income                             133.3                    43.8                  109.2              100+    22.1
-----------------------------------------------------------------------------------------------------------------------
Total other revenues                     706.6                   619.7                  565.4             14.0     25.0
Operating expenses and policyholders'
  benefits                               850.4                   693.8                  706.9             22.6     20.3
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes               565.5                   657.8                  482.1            (14.0)    17.3
Income taxes                             192.6                   219.0                  161.3            (12.1)    19.4
-----------------------------------------------------------------------------------------------------------------------
Net income                           $   372.9               $   438.8              $   320.8            (15.0)    16.2
=======================================================================================================================
Average managed receivables:
     Real estate secured             $27,657.1               $26,436.8              $23,165.0              4.6%    19.4%
     Auto finance                      3,194.4                 2,866.4                1,890.3             11.4     69.0
     MasterCard/Visa <F2>             15,669.8                15,198.3               15,858.4              3.1     (1.2)
     Private label                    11,171.5                10,800.6               10,184.5              3.4      9.7
     Other unsecured                  13,885.0                13,732.7               12,178.6              1.1     14.0
     Commercial and other                770.0                   820.9                  821.9             (6.2)    (6.3)
-----------------------------------------------------------------------------------------------------------------------
     Total                            72,347.8                69,855.7               64,098.7              3.6     12.9
Average noninsurance investments         657.9                   692.5                  557.6             (5.0)    18.0
Other interest-earning assets            426.0                   421.6                  405.5              1.0      5.1
-----------------------------------------------------------------------------------------------------------------------
Average managed interest-
  earning assets                     $73,431.7               $70,969.8              $65,061.8              3.5%    12.9%
=======================================================================================================================

<F1>  % Columns: comparison to average managed interest-earning assets, annualized.
<F2>  MasterCard and Visa are registered trademarks of MasterCard International, Incorporated and VISA USA Inc., respectively.

Reconciliation of Securitization Related Income

------------------------------------------------------------------------------------
                                                         Three Months Ended
                                                ------------------------------------
($ millions)                                    03/31/00       12/31/99     03/31/99
------------------------------------------------------------------------------------
Gross gains                                     $  164.4       $  182.6       $ 91.8
Amortization                                       (99.7)        (121.1)       (87.4)
------------------------------------------------------------------------------------
Securitization related income                       64.7           61.5          4.4
Over the life provision on new transactions        122.0          142.5         69.7
------------------------------------------------------------------------------------
Net effect of securitization activity              (57.3)         (81.0)       (65.3)
====================================================================================
Receivables securitized                          1,472.0       $2,069.0       $794.0
====================================================================================


Receivables Analysis

End of Period Managed Receivables
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    % Change from Prior
                                                                                                    -------------------
($ millions)                                                03/31/00      12/31/99      03/31/99        Qtr.       Year
-----------------------------------------------------------------------------------------------------------------------
Real estate secured                                        $30,844.5     $26,935.5     $23,718.2        14.5%      30.0%
Auto finance                                                 3,403.2       3,039.8       2,046.1        12.0       66.3
MasterCard/Visa                                             15,512.3      15,793.1      15,133.0        (1.8)       2.5
Private label                                               11,007.6      11,269.7      10,134.2        (2.3)       8.6
Other unsecured                                             13,934.1      13,881.9      12,492.6          .4       11.5
Commercial and other                                           745.6         808.3         800.1        (7.8)      (6.8)
-----------------------------------------------------------------------------------------------------------------------
Managed portfolio                                          $75,447.3     $71,728.3     $64,324.2         5.2%      17.3%
=======================================================================================================================

Receivables (% of Managed Portfolio)
-----------------------------------------------------------------------------------------------------------------------
Real estate secured                                             40.9%         37.6%         36.9%
Auto finance                                                     4.5           4.2           3.2
MasterCard/Visa                                                 20.5          22.0          23.5
Private label                                                   14.6          15.7          15.8
Other unsecured                                                 18.5          19.4          19.4
Commercial and other                                             1.0           1.1           1.2
-----------------------------------------------------------------------------------------------------------------------
Total                                                          100.0%        100.0%        100.0%
=======================================================================================================================

End of Period Receivables ($ millions)
-----------------------------------------------------------------------------------------------------------------------
Owned receivables:
  Real estate secured                                      $28,816.0     $24,661.9     $20,419.4        16.8%      41.1%
  Auto finance                                               1,439.7       1,233.5         944.8        16.7       52.4
  MasterCard/Visa                                            6,505.4       6,314.4       6,150.3         3.0        5.8
  Private label                                              9,857.6      10,119.7       9,381.0        (2.6)       5.1
  Other unsecured                                            8,825.7       9,151.6       7,707.5        (3.6)      14.5
  Commercial and other                                         745.6         808.3         800.1        (7.8)      (6.8)
-----------------------------------------------------------------------------------------------------------------------
Total owned receivables                                     56,190.0      52,289.4      45,403.1         7.5       23.8
-----------------------------------------------------------------------------------------------------------------------
Accrued finance charges                                        957.5         879.3         718.8         8.9       33.2
Credit loss reserve for owned receivables                   (1,909.7)     (1,757.0)     (1,729.7)        8.7       10.4
Unearned credit insurance premiums and claims reserves        (558.1)       (569.3)       (492.3)       (2.0)      13.4
Amounts due and deferred from receivables sales              2,367.7       2,225.6       2,151.2         6.4       10.1
Reserve for receivables serviced with limited recourse        (951.4)       (909.6)       (814.8)        4.6       16.8
-----------------------------------------------------------------------------------------------------------------------
Total owned receivables, net                                56,096.0      52,158.4      45,236.3         7.5       24.0
-----------------------------------------------------------------------------------------------------------------------
Receivables serviced with limited recourse:
  Real estate secured                                        2,028.5       2,273.6       3,298.8        (10.8)    (38.5)
  Auto finance                                               1,963.5       1,806.3       1,101.3          8.7      78.3
  MasterCard/Visa                                            9,006.9       9,478.7       8,982.7         (5.0)       .3
  Private label                                              1,150.0       1,150.0         753.2            -      52.7
  Other unsecured                                            5,108.4       4,730.3       4,785.1          8.0       6.8
-----------------------------------------------------------------------------------------------------------------------
  Total receivables serviced with limited recourse          19,257.3      19,438.9      18,921.1          (.9)      1.8
-----------------------------------------------------------------------------------------------------------------------
Total managed receivables, net                             $75,353.3     $71,597.3     $64,157.4          5.2%     17.5%
=======================================================================================================================

Credit Quality/Credit Loss Reserves

Two-Months-and-Over Contractual Delinquency
-----------------------------------------------------------------------------------------------------------
As a percent of managed consumer receivables,
excludes commercial.                                     03/31/00             12/31/99             03/31/99
-----------------------------------------------------------------------------------------------------------
Real estate secured                                          2.99%                3.27%                3.54%
Auto finance                                                 1.52                 2.43                 1.74
MasterCard/Visa                                              3.06                 2.78                 3.61
Private label                                                5.94                 5.97                 6.37
Other unsecured                                              8.56                 8.81                 7.84
-----------------------------------------------------------------------------------------------------------
Total                                                        4.43%                4.66%                4.81%
===========================================================================================================

Quarter-to-Date Chargeoffs, Net of Recoveries
-----------------------------------------------------------------------------------------------------------
As a percent of average managed consumer receivables,
annualized, excludes commercial.

Real estate secured                                           .52%                 .54%                 .55%
Auto finance                                                 5.25                 5.43                 5.45
MasterCard/Visa                                              5.69                 5.57                 7.59
Private label                                                5.65                 5.88                 5.53
Other unsecured                                              7.41                 6.98                 6.36
-----------------------------------------------------------------------------------------------------------
Total                                                        4.00%                3.96%                4.37%
===========================================================================================================

Nonperforming Assets
-----------------------------------------------------------------------------------------------------------
($ millions)
-----------------------------------------------------------------------------------------------------------
Nonaccrual managed receivables                           $1,934.2             $1,912.6             $1,597.5
Accruing managed receivables 90 or more days delinquent     755.0                739.9                819.8
Renegotiated commercial loans                                12.3                 12.3                 12.3
-----------------------------------------------------------------------------------------------------------
Total nonperforming managed receivables                   2,701.5              2,664.8              2,429.6
Real estate owned                                           301.0                271.5                244.7
-----------------------------------------------------------------------------------------------------------
Total nonperforming assets                               $3,002.5             $2,936.3             $2,674.3
===========================================================================================================
Managed credit loss reserves as a percent
  of nonperforming managed receivables                      105.9%               100.1%               104.7%
-----------------------------------------------------------------------------------------------------------

Credit Loss Reserves
-----------------------------------------------------------------------------------------------------------------
($ millions)                                             03/31/00             12/31/99             03/31/99
-----------------------------------------------------------------------------------------------------------------
Reserves for owned receivables at beginning of quarter   $1,757.0             $1,750.3             $1,734.2
Provision for credit losses                                 522.1                453.2                417.8
Chargeoffs, net of recoveries                              (482.2)              (455.9)              (432.1)
Portfolio acquisitions, net                                 112.8                  9.4                  9.8
-----------------------------------------------------------------------------------------------------------------
Reserves for owned receivables at end of quarter          1,909.7              1,757.0              1,729.7
-----------------------------------------------------------------------------------------------------------------
Credit loss reserves for receivables serviced
   with limited recourse at beginning of quarter            909.6                855.5                813.9
Provision for credit losses                                 294.1                284.9                253.7
Chargeoffs, net of recoveries                              (249.8)              (229.2)              (261.4)
Other, net                                                   (2.5)                (1.6)                 8.6
-----------------------------------------------------------------------------------------------------------------
Credit loss reserves for receivables serviced
   with limited recourse at end of quarter                  951.4                909.6                814.8
-----------------------------------------------------------------------------------------------------------------
Total credit loss reserves at end of quarter             $2,861.1             $2,666.6             $2,544.5
=================================================================================================================
Credit loss reserves
     Owned                                               $1,909.7  3.40%<F1>  $1,757.0  3.36%<F1>   1,729.7  3.81%<F1>
     Serviced with limited recourse                         951.4  4.94          909.6  4.68          814.8  4.31
-----------------------------------------------------------------------------------------------------------------
Total managed credit loss reserves                       $2,861.1  3.79%      $2,666.6  3.72%      $2,544.5  3.96%
=================================================================================================================

<F1> % Columns:  comparisons to appropriate receivables.